Exhibit 5
                                                                   Exhibit 23.1
                                    January 25, 2002

Luby's, Inc.
2211 N.E. Loop 410
San Antonio, Texas  78217

   Re:  Registration Statement on Form S-8
        Options to be Issued under Miscellaneous Employee Benefit Plans of Luby's, Inc.

Gentlemen:

   We have acted and are acting as counsel for Luby's, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the above-mentioned Registration Statement on Form S-8 (the "Registration Statement"), of 2,240,000 shares of the common stock, par value $.32 per share, of the Company issuable under miscellaneous employee benefit plans (collectively, the "Plan").

   We have examined and are familiar with the originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records and other instruments as we have deemed necessary to express the opinions hereinafter set forth.

   Based upon the foregoing, it is our opinion that:

   1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

   2. The shares of the common stock of the Company to be issued pursuant to the Plan will have been duly authorized and legally issued and will constitute fully paid and non-assessable shares of the common stock of the Company when issued in accordance with the Plan.

   We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                          Yours very truly,

                                          /s/Holly Fuller
                                          Holly Fuller